Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258749

PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated March 15, 2022)

Ardagh Metal Packaging S.A.

16,749,984 SHARES
OFFERED BY ARDAGH METAL PACKAGING S.A.

517,571,133 SHARES and
5,716,982 WARRANTS
OFFERED BY THE SELLING SECURITYHOLDERS

This prospectus supplement amends and supplements the prospectus dated March 15, 2022 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1, as amended and supplemented (Registration Statement No. 333-258749). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on May 19, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Shares and Warrants are traded on The New York Stock Exchange (“NYSE”) under the symbol “AMBP” and “AMBP.WS,” respectively. The last reported sale price of the Shares was $5.86 per share on May 18, 2022, and the last reported sale price of the Warrants was $0.99 per warrant on May 18, 2022 as reported on NYSE.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 18 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2022.

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2022

Commission File Number: 001-40709

Ardagh Metal Packaging S.A.

(Name of Registrant)

56, rue Charles Martel

L-2134 Luxembourg, Luxembourg

+352 26 25 85 55

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒        Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): _____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): _____

EXHIBIT INDEX

The following exhibit is filed as part of this Form 6-K:

Exhibit Number	Description
99.1	Results of the 2022 Annual General Meeting of Shareholders of Ardagh Metal Packaging S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Ardagh Metal Packaging S.A. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    May 19, 2022

Ardagh Metal Packaging S.A.

By:	/s/ Oliver Graham
Name:	Oliver Graham
Title:	Chief Executive Officer

Exhibit 99.1

On May 19, 2022, Ardagh Metal Packaging S.A. (the “Company”) held its 2022 Annual General Meeting of Shareholders (the “AGM”) by way of proxy without physical presence of shareholders in accordance with the Luxembourg law of September 23, 2020 as amended. At the AGM, the Company’s shareholders voted on eight proposals as set forth below, each of which is described in detail in the proxy statement filed by the Company on April 14, 2022 and available on the Company’s website. Each of the eight proposals was approved at the AGM by an affirmative vote of a simple majority of the votes validly cast by the shareholders entitled to vote at the AGM. The percentage of the number of votes cast as “for” each proposal exceeded 93%.

1.	Consider the reports of the Board of Directors of the Company and the report of the statutory auditor (réviseur d’entreprises agréé) on the Company’s consolidated financial statements for the financial year ended December 31, 2021 and approve the Company’s consolidated financial statements for the financial year ended December 31, 2021.

2.	Consider the report of the statutory auditor (réviseur d’entreprises agréé) on the Company’s annual accounts for the financial year ended December 31, 2021 and approve the Company’s annual accounts for the financial year ended December 31, 2021.

3.	Resolve to carry forward the profit for the year ended December 31, 2021.

4.	Ratify the appointment by the Board of Directors of the Company on October 26, 2021 of Mr. John Sheehan as Class II Director of the Company to fill a vacancy on the Board until the 2022 annual general meeting of shareholders.

5.	Grant discharge (quitus) to all members of the Board of Directors of the Company who were in office during the financial year ended December 31, 2021 for the proper performance of their duties.

6.	Re-elect the Class I Directors of the Company and elect one Class II Director of the Company:

a)	Mr. Yves Elsen, as Class I Director until the 2025 annual general meeting of shareholders;

b)	Mr. Damien O’Brien, as Class I Director until the 2025 annual general meeting of shareholders;

c)	Mr. Hermanus Troskie, as Class I Director until the 2025 annual general meeting of shareholders; and

d)	Mr. John Sheehan, as Class II Director until the 2023 annual general meeting of shareholders.

7.	Approve the aggregate amount of the directors’ remuneration.

8.	Appoint PricewaterhouseCoopers Société coopérative as statutory auditor (réviseur d’entreprises agréé) of the Company for the period ending at the 2023 annual general meeting of shareholders.